Exhibit 21.1
DELUXE CORPORATION SUBSIDIARIES

All Trade Computer Forms, Inc. (Canada)
Bags and Bows, Inc. (Massachusetts)
Direct Checks Unlimited, LLC (Colorado)
Direct Checks Unlimited Sales, Inc. (Colorado)
Deluxe Business Operations, Inc. (Delaware)
Deluxe Enterprise Operations, Inc. (Minnesota)
Deluxe Financial Services, Inc. (Minnesota)
Deluxe Financial Services Texas, L.P. (Texas)
Deluxe Johnson International Trading Co. Ltd. (China)
Deluxe Manufacturing Operations, Inc. (Minnesota)
Deluxe Small Business Sales, Inc. (Minnesota)
DGBS (UK) Holdings Limited (United Kingdom)
DLX Check Printers, Inc. (Minnesota)
DLX Check Texas, Inc. (Minnesota)
Dots and Pixels (Canada)
McBee Systems Ohio, Inc. (Minnesota)
NEBS Business Products Limited (Canada)
NEBS Capital (Canada)
NEBS Payroll Service Limited (Canada)
NEBS Payroll Services, Inc. (Minnesota)
Safeguard Business Systems, Inc. (Delaware)
Safeguard Business Systems Limited (Canada)
Safeguard Franchise Systems, Inc. (Texas)
Shirlite Limited (United Kingdom)